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                                                                      Exhibit 16





February 7, 2000



Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read and agree with the comments in Item 4(a) of Form 8-K of R.J. Reynolds Tobacco Holdings, Inc. dated February 7, 2000, except for Item 4(a)(iii) for which we have no basis to agree or disagree.

Yours truly,


/s/ Deloitte & Touche LLP
Winston-Salem, North Carolina